Exhibit 99.1

For Immediate Release

PLATO Learning Completes Merger with Thoma Bravo

Minneapolis, MN (May 25, 2010) - PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K-adult online learning solutions, announced that earlier today the Company's stockholders approved and adopted the merger agreement providing for the acquisition of PLATO Learning by an affiliate of Thoma Bravo, LLC.  The transaction is valued at approximately $143 million and was completed today.

"We are pleased with the outcome of today's stockholder vote," said Vin Riera, PLATO Learning's President and Chief Executive Officer. "We believe that the transaction with Thoma Bravo provides PLATO Learning's stockholders an attractive premium and is in the best interest of all of the Company's stockholders. We look forward to partnering with Thoma Bravo and expect a seamless transition process."

Holden Spaht, a Principal at Thoma Bravo said, "Thoma Bravo is excited to bring the firm's extensive experience in buying and building software companies to PLATO Learning.  We look forward to working with PLATO Learning's talented employees and management team to strengthen the Company's position in the education technology market."

Under the terms of the merger agreement, PLATO Learning stockholders will receive $5.60 in cash for each share of PLATO Learning common stock held.  Letters of transmittal allowing PLATO Learning stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed promptly after the closing. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, as such conversions will be handled by the bank or broker.

With the closing of the transaction, PLATO Learning's common shares will cease to trade on NASDAQ at market close today and will be delisted.

Thomas Weisel Partners LLC served as exclusive financial advisor to PLATO Learning, and Craig-Hallum Capital Group LLC provided a fairness opinion to the Company's Board of Directors.

About PLATO Learning, Inc.

PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. For more information on PLATO Learning, visit www.plato.com.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 29 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Thoma Bravo applies its investment strategy across multiple industries with a particular focus on the software and services sectors. In the software industry, Thoma Bravo has completed 40 acquisitions across 14 platform companies with total annual earnings of approximately $700 million. For more information on Thoma Bravo, visit www.thomabravo.com.

CONTACTS:

For PLATO Learning:
Robert Rueckl
Chief Financial Officer
PLATO Learning, Inc.
952.932.1000

For Thoma Bravo:
Amber Roberts
Lane PR
646.673.8547
amber@lanepr.com